Exhibit 3.1

ALTRA INDUSTRIAL MOTION CORP.

BYLAW AMENDMENT

The Bylaws of Altra Industrial Motion Corp. (formerly known as Altra Holdings, Inc.), as amended and restated as of October 21, 2008, are hereby amended to add a new Section 14 of Article VI, as set forth below.

SECTION 14.  Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation arising pursuant to any provision of the DGCL or the Certificate or these Bylaws (as either may be amended from time to time), (iv) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation governed by the internal affairs doctrine and (v) any action or proceeding asserting an “internal corporate claim”, as that term is defined in Section 115 of the DGCL; provided, however, that this clause (a) shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.  Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 14 of Article VI.